Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Churchill Tax-Free Fund of Kentucky (the "Fund") was held on April 25, 2008. The holders of shares representing 89% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).

1.     To elect Trustees.

	Dollar Amount of Votes:

	Trustee			For			Withheld
	Thomas A. Christopher	$220,140,906	$3,285,268
	Diana P. Herrmann		$220,168,451	$3,205,371
	Timothy J. Leach		$220,175,619	$3,199,254
	Theodore T. Mason		$219,969,023	$3,404,798
	Anne J. Mills		$220,035,825	$3,338,007
	James R. Ramsey		$220,074,733	$3,299,089

 2. To ratify the selection of Tait Weller & Baker LLP as the
Fund's independent registered accounting firm.


	For	Against	Abstain
	$218,945,234	$1,006,427	$3,422,150

3.  To act on an Advisory and Administration Agreement.


	For			Against	Abstain
	$155,335,403	$873,896	$67,164,512